For Immediate Release:                        Contact:
May 9, 2006                                   Dawn M. Robert, Investor Relations
                                              Galaxy Nutritional Foods, Inc.
                                              (407) 854-0433


   GALAXY NUTRITIONAL FOODS COMMON STOCK BEGINS TRADING ON OTC BULLETIN BOARD

ORLANDO, Florida (May 9, 2006) Galaxy Nutritional Foods, Inc. (OTC BB: GXYF), a leading marketer and distributor of healthy cheese alternative and dairy-related products, today announced that its common stock began trading on the OTC Bulletin Board under the symbol "GXYF" effective May 8, 2006.

C.E. Unterberg, Towbin LLC (212-389-8080) has provided the initial market making services for the Company's common stock to be quoted on the OTCBB.


About Galaxy Nutritional Foods, Inc.

Galaxy Nutritional Foods, Inc. (OTC BB: GXYF) globally markets and distributes plant-based cheese and dairy alternatives, as well as processed organic cheese and cheese food to grocery and natural foods retailers, mass merchandisers and foodservice accounts. Veggie, the leading brand in the grocery cheese alternative category and the Company's top selling product group, is primarily merchandised in the produce section and provides calcium and protein without cholesterol, saturated fat or trans-fat. Other popular brands include: Rice, Veggy, Vegan, and Wholesome Valley. Galaxy Nutritional Foods, Inc. is dedicated to developing nutritious products to meet the taste and dietary needs of today's increasingly health conscious consumers. For more information, visit www.galaxyfoods.com.

Galaxy Nutritional Foods, Inc. is headquartered in Orlando, Florida, and its common stock is quoted on the OTC Bulletin Board under the symbol "GXYF".